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EXHIBIT 23.3 - CONSENT OF INDEPENDENT AUDITORS - KPMG LLP

The Board of Directors
Clear Channel Communications, Inc.:

         We consent to the incorporation by reference in the Registration Statements of Clear Channel Communications, Inc. on Form S-3 (No. 333-47367) and Form S-4 (No. 333-57987 and 333-72839) of our report on the consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the year ended December 31, 1998, which report is included in the 1998 Annual Report on Form 10-K of Clear Channel Communications, Inc.

         We also consent to the incorporation by reference of the aforementioned report in the Registration Statements on Form S-8 of the 1984 Incentive Stock Option Plan of Clear Channel Communications, Inc. (No. 33-14193); the Clear Channel Communications, Inc. Nonqualified Stock Option Plan (No. 33-59772); the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, the Clear Channel Communications, Inc. Directors' Nonqualified Stock Option Plan, the Option Agreement for Officer (No. 33-64463); the Non-Qualified Option Grant to Karl Eller dated April 10, 1997, the Non-Qualified Option Grant to Paul J. Meyer dated April 10, 1997, the Non-Qualified Option Grant to Timothy J. Donmoyer dated April 10, 1997, and the Eller Media Company Senior Management Incentive Plan of Clear Channel Communications, Inc. (No. 333-29717) and the Clear Channel Communications, Inc. 1998 Stock Incentive Plan (No. 333-61883.

                                                          KPMG LLP
Dallas, Texas
March 17, 1999